================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               HUFFY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                                                                        --------------------------------

     (2) Aggregate number of securities to which transaction applies:
                                                                        --------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                                                   -------------------------------------

     (4) Proposed maximum aggregate value of transaction:
                                                         -----------------------------------------------

     (5) Total fee paid:
                        --------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
                                                      --------------------------------------------------

     (3) Filing Party:
                      ----------------------------------------------------------------------------------

     (4) Date Filed:
                    ------------------------------------------------------------------------------------

================================================================================

                           [HUFFY CORPORATION LOGO]

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 1997

To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Huffy Corporation which will be held this year on Friday, April 25, 1997, at 10:00 a.m. Eastern Daylight Time, at True Temper Hardware Company, 465 Railroad Avenue, Camp Hill, Pennsylvania.

     Enclosed are directions to the location of the Annual Meeting and an RSVP to indicate your present intention to attend the Meeting in person. If you are a registered shareholder and plan to attend the Meeting, please check the appropriate box on the proxy card and indicate the number attending from your immediate family. Please detach and retain the admission ticket and map that is attached to the proxy card. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

     Formal Notice of the Meeting and Proxy Statement accompany this letter. Please sign, date and return the enclosed proxy card in the envelope provided as soon as possible so that your shares will be represented at the meeting. We hope you will be present at the meeting.

Very truly yours,

/s/ Richard L. Molen
---------------------
Richard L. Molen
Chairman of the Board

                           [HUFFY CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 1997

     The Annual Meeting of Shareholders of Huffy Corporation (the "Company"), an Ohio corporation, will be held at True Temper Hardware Company, 465 Railroad Avenue, Camp Hill, Pennsylvania, on Friday, April 25, 1997, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     1. To elect four Directors to serve for terms of three years, and one Director to serve for a term of one year.

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for 1997.

     3. To transact such other business as properly may be brought before the Annual Meeting or any adjournment(s) thereof.

     Shareholders of record at the close of business on February 28, 1997, are entitled to vote at the meeting or any adjournment(s) thereof.

                                            By Order of the Board of Directors

                                            /s/ Nancy A. Michaud
                                            --------------------------
                                            Nancy A. Michaud
                                            Secretary
Dayton, Ohio
March 6, 1997

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU EXPECT TO ATTEND OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE TO SAVE THE COMPANY THE EXPENSE OF FOLLOW-UP LETTERS AND TELEPHONE CALLS.

                               HUFFY CORPORATION
                                 P.O. BOX 1204
                               DAYTON, OHIO 45401

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 1997

                                                                   MARCH 6, 1997

                              GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Huffy Corporation (the "Company") to be used at the Annual Meeting of Shareholders to be held on April 25, 1997, and any adjournment(s) thereof. This Proxy Statement and the accompanying proxy card were first mailed to Shareholders on or about March 6, 1997. The Company will bear the cost of soliciting proxies and will, upon request, reimburse banks, brokerage houses and other institutions for their expenses in forwarding proxy materials to their principals. Directors, Officers and employees of the Company may solicit proxies personally from some Shareholders if proxies are not received promptly.

VOTING SECURITIES

     The authorized voting capital stock of the Company consists of 60,000,000 shares of Common Stock, $1.00 par value, of which there were 13,304,002 shares issued and outstanding as of February 28, 1997, which is the record date for the determination of the holders of Common Stock entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote.

ACTIONS TO BE TAKEN BY HOLDERS OF PROXIES

     Unless otherwise directed by the person giving the proxy, all properly executed proxies will be voted: (1) for the election of Don R. Graber, W. Anthony Huffman, Donald K. Miller, Richard L. Molen and Joseph P. Viviano as Directors of the Company; (2) in favor of ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for 1997; and (3) at the discretion of the holders of the proxies, in the transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The holders of the proxies may, in their discretion, vote for substitute nominee(s) designated by the Board of Directors, or take action to reduce the number of Directors, in the event that any nominee becomes unable to serve for any reason presently unknown.

     A proxy may be revoked at any time before exercise by written notice to the Company bearing a later date than the proxy, by submission of a later dated proxy, or by voting in person in open meeting (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). Any written notice revoking a proxy should be sent to Huffy Corporation, P.O. Box 1204, Dayton, Ohio 45401, Attention: Nancy A. Michaud, Secretary.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. The Board of Directors of the Company recommends that four Directors be elected each for a three year term expiring in 2000 and that one Director be elected for a term of one year expiring in 1998. The Board of Directors of the Company currently has 12 Directors: five whose terms expire in 1997, four whose terms expire in 1998, and three whose terms expire in 1999. In 1996, in accordance with Ohio law and the Company's Code of Regulations, the Board of Directors set the number constituting the full Board for 1997 to 11. Donald K. Miller, Richard L. Molen and Joseph P. Viviano, whose terms expire in 1997, have each been recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board of Directors for election to the Board of Directors for a three year term expiring in 2000. In July, 1996, Don R. Graber was elected to the Board by the Board of Directors and has been recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board of Directors for election to the Board of Directors for a one year term expiring in 1998. W. Anthony Huffman has also been recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board of Directors for election to the Board of Directors for a three year term expiring in 2000. Stephen P. Huffman and Fred G. Wall, whose terms expire in 1997, are retiring from the Board of Directors in accordance with the Company's Director Retirement Policy.

     Under Ohio law, if a Shareholder gives written notice to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the Annual Meeting, that such Shareholder desires the voting at the election of Directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary of the meeting or by or on behalf of the Shareholder giving such notice, then the Directors will be elected by cumulative voting. In such event, each Shareholder has the right to give one candidate a number of votes equal to the number of Directors then being elected multiplied by the number of such Shareholder's shares, or to distribute such Shareholder's votes on the same principle among two or more candidates. In the event that Directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the holders of the proxies intend to vote such proxies cumulatively for the election of as many of such nominees as possible and in such order as the holders may determine. Votes will be counted by KeyCorp Shareholder Services, Inc. acting as the inspector of elections.

     Under Ohio law and the Company's Code of Regulations, the five nominees receiving the greatest number of votes shall be elected as Directors. Shares as to which authority to vote is withheld, abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

     The following table sets forth certain information as to each nominee for Director and each other person whose term of office as Director will continue after this Annual Meeting:

                                                                                   SERVED AS
                       NAME AND PRINCIPAL OCCUPATION                               DIRECTOR
                        FOR THE PAST FIVE YEARS(1)                           AGE     SINCE
---------------------------------------------------------------------------  ---   ---------
NOMINEES FOR TERMS EXPIRING IN 2000

W. Anthony Huffman, retired from the Company and currently President of      54         --
  Huffman Travel Limited (engaged in travel services) since 1997; prior thereto Vice President-Corporate Affairs of the Company from 1994 to
  1995; prior thereto Vice President-Marketing of the Company(2)

Donald K. Miller, Chairman of Greylock Financial Inc. (engaged in the        65       1988
  financing of management and leveraged buyouts) since 1992; prior thereto,
  Managing Partner of Greylock Financial Partnership (now Greylock
  Financial Inc.) since 1986, Vice Chairman of Thomson Advisory Group L.P.
  (now PIMCO Advisors L.P.) from 1993-1994, and Chairman and Chief
  Executive Officer of Thomson Advisory Group L.P. from 1990-1993(3)

Richard L. Molen, Chairman of the Board and Chief Executive Officer of the   56       1985
  Company since July, 1996; prior thereto Chairman of the Board, President and Chief Executive Officer of the Company since 1994; prior thereto
  President and Chief Executive Officer of the Company since 1993; prior thereto President and Chief Operating Officer of the Company(4)

Joseph P. Viviano, President and Chief Operating Officer of Hershey Foods    58       1996
  Corporation (engaged in the manufacture, distribution and sale of consumer food products) since 1994; prior thereto President of Hershey
  Chocolate U.S.A., a division of such company(5)

NOMINEE FOR TERM EXPIRING IN 1998

Don R. Graber, President and Chief Operating Officer of the Company since    53       1996
  July, 1996; prior thereto President of Worldwide Household Products Group and Group Vice President of The Black & Decker Corporation (engaged in the marketing and manufacture of products used in and around the home and for commercial applications) since 1993; prior thereto President of the
  International Group of such company(6)

DIRECTORS WHOSE TERMS EXPIRE IN 1998

Linda B. Keene, Vice President-Market Development of American Express        45       1993
  Financial Advisors since 1994 (engaged in financial advising services);
  prior thereto Vice President-Marketing Services of The Pillsbury Company

Geoffrey W. Smith, Vice President of LTI Ventures Leasing Corporation        51       1986
  (engaged in the financing of high-tech office automation equipment) since
  1993; prior thereto Director of U.S. Multinational Division of The First
  National Bank of Boston

Thomas C. Sullivan, Chairman and Chief Executive Officer of RPM, Inc.        59       1995
  (manufacturer of specialty chemicals and coatings)(7)

                                                                                   SERVED AS
                       NAME AND PRINCIPAL OCCUPATION                               DIRECTOR
                        FOR THE PAST FIVE YEARS(1)                           AGE     SINCE
---------------------------------------------------------------------------  ---   ---------
DIRECTORS WHOSE TERMS EXPIRE IN 1999

Jack D. Michaels, Chairman, President and Chief Executive Officer of HON     59       1993
  INDUSTRIES Inc. (manufacturer and marketer of metal and wood office furniture and pre-fabricated fireplaces/stoves) since 1995; prior thereto
  President and Chief Executive Officer of such company(8)

James F. Robeson, Herbert E. Markley Visiting Scholar in Business at Miami   60       1994
  University since 1995; prior thereto and currently consultant to various distribution companies since 1993; prior thereto Senior Director of
  Coopers & Lybrand (national accounting firm) in 1993; prior thereto Dean of the Richard T. Farmer School of Business Administration at Miami
  University(9)

Patrick W. Rooney, Chairman of the Board, President and Chief Executive      61       1995
  Officer of Cooper Tire & Rubber Company (manufacturer of tires and inner tubes for the automotive aftermarket, and engineered rubber products for the O.E.M. automotive industry) since 1994; prior thereto President and
  Chief Operating Officer of such company(10)

---------------

 (1) Except as disclosed herein, no information is included in this Proxy Statement for any portion of a period in which a Director did not hold office as a Director of the Company.

 (2) Mr. W. Anthony Huffman and Mr. Stephen P. Huffman, who is retiring from the Board of Directors, are brothers.

 (3) Mr. Miller is a Director of Fibreboard Corporation, Layne Christensen Company, PIMCO Advisors L.P. and RPM Inc.

 (4) Mr. Molen is a Director of Alltrista Corporation and The Duriron Company, Inc.

 (5) Mr. Viviano is a Director of Chesapeake Corporation and Hershey Foods Corporation.

 (6)  Mr. Graber is a Director of Precision Castparts Corporation.

 (7) Mr. Sullivan is a Director of Pioneer-Standard Electronics, Inc., and RPM, Inc.

 (8)  Mr. Michaels is a Director of HON INDUSTRIES Inc.

 (9)  Mr. Robeson is a Director of Roberds, Inc. and Acordia of Columbus.

(10) Mr. Rooney is a Director of Alltrista Corporation and Cooper Tire & Rubber Company.

MEETINGS BY, AND CERTAIN COMMITTEES OF, THE COMPANY'S BOARD OF DIRECTORS

     Donald K. Miller (Chairman), Linda B. Keene, James F. Robeson and Geoffrey
W. Smith comprise the Audit Committee of the Board of Directors. The Audit Committee meets with the Company's independent public accountants, internal auditors, and financial management executives and reviews the scope and results of audits as well as recommendations made by the Company's auditors and executives with respect to internal accounting controls. During the last fiscal year, the Audit Committee met two times.

     Fred G. Wall (Chairman), Stephen P. Huffman, Jack D. Michaels, Patrick W. Rooney and Thomas C. Sullivan comprise the Compensation Committee of the Board of Directors. The Compensation Committee sets salary and benefits policy, and determines compensation and benefit levels for the Company's Officers and certain other key employees. During the last fiscal year, the Compensation Committee met three times.

     Jack D. Michaels (Chairman), James F. Robeson and Joseph P. Viviano comprise the Nominating and Governance Committee. This Committee seeks out and reviews the qualifications of possible candidates for Board membership. Shareholders may submit nominee recommendations, complete with qualifications, to any member of the Committee at any time. The Committee recommends to the Board of Directors candidates for election as Directors at annual meetings, candidates to fill va-cancies on the Board, and candidates for Committees of the Board. The Committee also conducts the annual Chief Executive Officer and Board assessments. During the last fiscal year the Committee met four times.

     During the last fiscal year, the Board of Directors met seven times. No Director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of Committees thereof during the time such person was a Director and member of any such Committee, other than Joseph P. Viviano whose term commenced on September 1, 1996 and who was absent from one Board of Directors meeting in 1996 due to a non-recurring conflict.

COMPENSATION OF DIRECTORS

     The Company's non-employee Directors ("Outside Directors") receive annual base compensation of $19,000, except for those Directors who were vested in the Directors' Retirement Plan (which was discontinued, see page 6 herein) on April 1, 1996, who receive annual base compensation of $15,000. All Directors receive additional compensation of $900 per Board meeting attended. The Chairmen of the Compensation, Audit and Nominating and Governance Committees receive additional compensation of $2,500 per year. Each Committee member (including the Chairman of the Committee) receives $850 for each Committee meeting attended. Additionally, Directors receive consulting fees of $500 for each half day of service provided outside their normal duties as Directors when such services are provided at the request of management of the Company and $500 for Board of Directors' visits to Company plant sites. Directors receive $2,500 for attendance at Board of Directors' retreat meetings but such fee is in lieu of all meeting fees for Board and Committee meetings held during such retreat. No Director who is an employee of the Company receives any compensation for services as a Director.

DIRECTOR PLANS

     Outside Directors may elect to defer payment of their fees or take part or all of their annual base fees in the form of stock options, pursuant to the Company's 1987 Director Stock Option Plan (the "1987 Plan"). The 1987 Plan provides for the automatic grant of options to purchase 5,625 shares (adjusted for stock splits) of the Company's Common Stock every third year, commencing in 1988, on the second business day after the Annual Meeting of Shareholders. Options are granted to Outside Directors at a purchase price equal to 100 percent of the fair market value of the Common Stock on the date of grant.

     In addition to options granted automatically every three years, if an Outside Director files an irrevocable election with the Secretary of the Company at least six months prior to July 1 of any year and on such other date(s) as may be designated from time to time electing not to receive all or a portion of his or her annual base compensation to be earned in the following 12 month period beginning July 1 and ending June 30, then the Company shall grant options automatically on July 1 or such other dates, if applicable, to such Outside Director. The number of shares of Common Stock for which options will be granted will be the nearest number of whole shares of Common Stock determined in accordance with the following formula:

    Portion of Annual Base
  COMPENSATION NOT RECEIVED =    Number of Shares
  -------------------------
          Fair Market
       Value minus $1.00

     For the 12 month period beginning July 1, 1997, and ending June 30, 1998, Outside Directors have elected not to receive, in the aggregate, $61,000 of their annual base compensation and to have the Company grant options to them on July 1, 1997, based on such elections in accordance with the 1987 Plan. The option price per share of the Common Stock covered by such options will be $1.00.

     No options may be exercised before the second Annual Meeting of Shareholders of the Company following the date they were granted, except upon a change in control (as defined in the 1987 Plan), or due to retirement from the Board of Directors because of total and permanent disability, expiration of a Director's term of office, or otherwise in accordance with the current Board of Directors' policy or upon the death of the option holder. A notice to exercise an option must be accompanied by full payment of the purchase price for the Common Stock being purchased. The 1987 Plan, which is effective for ten years, is administered by a Committee consisting of three Officers and two key employees of the Company not entitled to participate in the 1987 Plan.

     In 1990, the Company adopted a Directors' Retirement Plan whereby each Outside Director who has served as a member of the Board of Directors five years or more will earn an annual retirement benefit of $5,000 plus $1,000 for each year of service as an Outside Director (prorated for partial years) in excess of five years service, not to exceed a maximum annual benefit of $10,000. Retirement benefits will commence when specified by an eligible Director after retirement from the Board of Directors, but not earlier than age 60 or later than age 70, and will continue for a period equal to the number of full years of service as an Outside Director, not to exceed 12 years.

     In February, 1996, the Board of Directors elected to discontinue the Directors' Retirement Plan, freezing retirement benefits for those Board members vested in such Plan through their current term, and in lieu of such benefits for those Directors not vested in such Plan, effective April 1, 1996, increasing such non-vested Directors' annual base compensation by $4,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of January 2, 1997, for each Director and nominee and for each of the Executive Officers named in the Summary Compensation Table (the "Named Executive Officers"), and for all Directors, nominees and Executive Officers as a group. For purposes of the table, a person is considered to "beneficially own" any shares of Common Stock (i) over which the person exercises sole or shared voting or investment power or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days after January 2, 1997.

                                 AMOUNT AND
                                 NATURE OF
                                 BENEFICIAL
 NAME OF BENEFICIAL OWNER(1)    OWNERSHIP(2)
------------------------------  ------------
Thomas A. Frederick...........      10,715(3)
Don R. Graber.................      10,000
Timothy G. Howard.............      32,745(4)
Stephen P. Huffman............      75,993(5)
W. Anthony Huffman............     189,465(6)
Linda B. Keene................       6,662(7)
Jack D. Michaels..............       6,625(8)
Nancy A. Michaud..............       8,049(9)
Donald K. Miller..............      75,811(10)
Richard L. Molen..............     143,588(11)
James F. Robeson..............       6,625(12)
Patrick W. Rooney.............       1,200
Geoffrey W. Smith.............      49,406(13)
Thomas C. Sullivan............       7,250
Joseph P. Viviano.............         700(14)
Fred G. Wall..................      23,226(15)
Pamela J. Whipps..............       8,334(16)
All Directors, Nominees and
  Executive Officers as a
  Group (17 persons)..........     656,394(17)

---------------

 (1) All shares are held with sole voting and sole investment power unless otherwise indicated in the footnotes below.

 (2) Except for W. Anthony Huffman and Richard L. Molen whose Common Stock ownership is 1.42 percent and 1.07 percent, respectively, no such beneficial owner owns more than one percent of the issued and outstanding shares of Common Stock of the Company. All Directors, Nominees and Executive Officers as a group own 4.85 percent of the issued and outstanding shares of Common Stock of the Company as of January 2, 1997.

 (3) Mr. Frederick has shared voting and shared investment power with respect to 5,954 shares held jointly with his wife. The total amount also includes 4,761 shares as to which Mr. Frederick holds options exercisable within 60 days.

 (4) Mr. Howard has shared voting and shared investment power with respect to 5,545 shares held jointly with his wife. The total amount also includes 24,092 shares as to which Mr. Howard holds options exercisable within 60 days.

 (5) Mr. Stephen Huffman has sole voting and sole investment power with respect to 54,803 shares held in trust for the benefit of himself and his family. Mr. Huffman has shared voting and shared investment power with respect to 2,933 shares held jointly with his wife. The total amount also includes 18,257 shares as to which Mr. Huffman holds options exercisable within 60 days.

 (6) Mr. W. Anthony Huffman has sole voting and sole investment power with respect to 106,995 shares, of which 20,930 shares are held by him as custodian for his children. Mr. Huffman has shared voting and shared investment power with respect to 675 shares held by his wife. As trustee for his father's and brother's estates, Mr. Huffman has shared voting and investment power and sole voting and investment power with regard to 17,375 shares and 28,310 shares, respectively, held by the respective estates. The total amount also includes 28,310 shares as to which Mr. Huffman holds options exercisable within 60 days.

 (7) Ms. Keene has shared voting power and shared investment power with respect to 1,037 shares held jointly with her husband. The total amount also includes 5,625 shares as to which Ms. Keene holds options exercisable within 60 days.

 (8) The total amount also includes 5,625 shares as to which Mr. Michaels holds options exercisable within 60 days.

 (9) Ms. Michaud has shared investment power with respect to 1,136 shares held by her husband. The total amount also includes 3,363 shares as to which Ms. Michaud holds options exercisable within 60 days.

(10) Mr. Miller has sole voting and sole investment power with respect to 59,450 shares, of which 20,000 shares are held by him as custodian for his children. Mr. Miller has shared investment power with respect to 1,975 shares held by his wife. The total amount also includes 14,386 shares as to which Mr. Miller holds options exercisable within 60 days.

(11) Mr. Molen has shared investment power with respect to 34,725 shares held by his wife and 2,401 shares held by his children. The total amount also includes 30,442 shares as to which Mr. Molen holds options exercisable within 60 days.

(12) Mr. Robeson has shared investment power with respect to 1,000 shares held by his wife. The total amount also includes 5,625 shares as to which Mr. Robeson holds options exercisable within 60 days.

(13) Mr. Smith has sole voting and sole investment power with respect to 32,150 shares, of which 4,919 shares are held in trust for the benefit of his children and 1,878 shares are held by him as custodian for his children. The total amount also includes 17,256 shares as to which Mr. Smith holds options exercisable within 60 days.

(14) Mr. Viviano has shared voting and shared investment power with respect to 500 shares held jointly with his wife.

(15) Mr. Wall has sole voting and sole investment power with respect to 2,598 shares, of which 2,000 shares are held in trust for his benefit. The total also includes 20,628 shares as to which Mr. Wall holds options exercisable within 60 days.

(16) Ms. Whipps has shared voting power with respect to 750 shares held by her husband. The total amount also includes 3,938 shares as to which Ms. Whipps holds options exercisable within 60 days.

(17) The total amount includes 182,308 shares which are subject to options exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to Shareholders known to the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                              AMOUNT
                                AND
                             NATURE OF
   NAME AND ADDRESS OF       BENEFICIAL   PERCENT OF
     BENEFICIAL OWNER        OWNERSHIP     CLASS(5)
--------------------------   ---------    ----------
David L. Babson & Co.,
Inc.(1)
One Memorial Drive
Cambridge, MA
02142-1300                    813,350        6.08%
Sanford C. Bernstein &
Co., Inc.(2)
One State Street Plaza
New York, NY 10004           1,017,800       7.60%
Brinson Partners(3)
209 South LaSalle Street
Suite 114
Chicago, IL 60604-1295        793,650        5.90%
Dimensional Fund Advisors
Inc.(4)
1299 Ocean Avenue
11th Floor
Santa Monica, CA
90401-1038                    695,650        5.18%

---------------

(1) This information is taken from the Schedule 13G, dated February 7, 1997, filed by David L. Babson & Co., Inc. with the Securities and Exchange Commission, which disclosed David L. Babson & Co., Inc. has sole voting power with respect to 251,900 shares, shared voting power with respect to 563,450 shares, and sole investment power with respect to 813,350 shares.

(2) This information is taken from the Schedule 13G, dated January 30, 1997, filed by Sanford C. Bernstein & Co., Inc. with the Securities and Exchange Commission, which disclosed Sanford C. Bernstein & Co., Inc. has sole voting power with respect to 867,800 shares, shared voting power with respect to 23,200 shares, and sole investment power with respect to 1,017,800 shares.

(3) This information is taken from the Schedule 13G, dated February 12, 1997, filed by Brinson Partners with the Securities and Exchange Commission, which disclosed Brinson Partners has shared voting power with respect to 793,650 shares, and shared investment power with respect to 793,650 shares.

(4) The following description was supplied by Dimensional Fund Advisors Inc.:
    Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 695,650 shares of Huffy Corporation stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(5) Percentages listed are those disclosed in the referenced Schedules 13G and are not verified by the Company.

                        REPORT OF COMPENSATION COMMITTEE

     Decisions on compensation and stock options of the Company's Executive Officers are made by the Compensation Committee of the Board of Directors (the "Committee") which is comprised of non-employee Directors.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

     The Company's executive compensation program is designed to tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the price of the Company's Common Stock. This strategy is designed to attract and retain the best possible executive talent, to motivate these executives to achieve the Company's goals, to link executive and Shareholder interests, and to provide a compensation package that recognizes individual contributions as well as overall business results. In reviewing the individual performance of the named Executive Officers whose compensation is detailed in this Proxy Statement, other than Mr. Richard L. Molen, the Chief Executive Officer, the Committee takes into account the views of Mr. Molen.

     The Committee compares the Company's executive compensation structure against those of other industrial manufacturers whose size is adjusted to that of the Company. The Committee believes that industrial manufacturers generally represent the Company's most direct competitors for executive talent. A majority of those industrial companies are not included in the Performance Graph on page 15 herein, as the Company uses the Standard & Poor's Leisure Time Products Index, which is more representative of the Company's lines of business. The Committee's policy is to establish midpoints of base salary ranges and total compensation at the 50th percentile level of industrial midpoints for comparable positions and to adjust such midpoints annually to maintain that level. The Company's overall executive compensation levels are below such 50th percentile midpoints.

     The key elements of the Company's 1996 executive compensation program consist of Base Salary, the Profit Sharing Bonus Plan, the Long-Term Incentive Plan and Stock Options and Restricted Shares, as well as the 1993 CEO Long-Term Performance Plan (the "CEO Plan") and the Transition/Consulting Compensation Agreement ("Transition Agreement") for Mr. Molen. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below. The Committee has reviewed Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deduction for certain executive compensation and, based on present levels of compensation, does not anticipate the loss of deductibility for any compensation paid over the next year.

BASE SALARY

     Base salary ranges for Executive Officers are determined by periodic recommendations by an independent compensation consultant who evaluates the responsibilities of each such position, and compares the Company's salary level for the position to comparable positions at other industrial companies nationwide. The Company's policy is to generally establish midpoints of such base salary ranges at the 50th percentile level of industrial midpoints for comparable positions, and to adjust such midpoints annually to maintain that level. Annual salary adjustments within such base salary ranges are determined by evaluating both the performance of the Executive Officer and the Executive Officer's current base salary as a percentage of his or her target base salary range midpoint, using a matrix which reflects the Company's overall annual salary increase budget. Generally speaking, the higher the performance level and the lower the percentage that current base salary represents of the base salary range midpoint, the higher the percentage of base salary increase. Performance of an Executive Officer is evaluated based upon the employee's accomplishment of his or her duties, objectives established by his or her supervisor (in the case of Mr. Molen by the Board of Directors), and general management abilities. In June, 1996, Mr. Molen's annual base salary was increased to $525,000.

PROFIT SHARING BONUS PLAN

     Executive Officers may receive bonuses based upon corporate and individual performance objectives established at the beginning of each year. The corporate performance measure for bonus payments in 1996 recommended and approved by the Committee and approved by the Board of Directors was based equally on return on average net assets ("RONA") and on earnings per share ("EPS"). In 1996, the performance measure was established to motivate management to achieve a significant turnaround in RONA and EPS, when compared to the RONA of 0 percent and a net loss per share of $0.78 in 1995. For 1996, target level and maximum level bonus on corporate performance would be achieved when RONA was at 4.0 percent and 4.6 percent, respectively, and EPS at $0.40 and $0.46, respectively. As approved by the Committee, the Executive Officers are eligible to earn profit sharing bonuses ranging from 30 percent to 50 percent (50 percent for Mr. Molen) of their annual base salaries at target level and from 60 percent to 100 percent (100 percent for Mr. Molen) of such salaries at maximum level, with 80 percent of the bonus based on corporate performance and 20 percent on individual personal objectives. Individual performance is based on achievement of personal goals. Personal goals are both qualitative, such as certain business strategy development and/or implementation, improved customer satisfaction, management effectiveness and personal development, and quantitative, such as achieving cost reduction, production and sales goals. In 1996, the Company reported a RONA of 5.1 percent and an EPS of $0.48. Based on these results, Mr. Molen was awarded a bonus of $417,350, $77,350 of which was based on personal objectives.

LONG-TERM INCENTIVE PLAN

     The Executive Officers participate in the Company's Long-Term Incentive Plan which is based on the Company's actual earnings achieved during the period as compared to an earnings' target established by the Compensation Committee prior to the commencement of the award period. The Plan is designed to establish earnings' targets at a level which motivates the Executive Officers to manage the business such that it returns tax affected earnings before interest minus an asset usage charge, using the Company's weighted average cost of capital, at a level that exceeds the Company's cost of capital. Under this plan, in 1996, Executive Officers are each eligible to earn target and maximum awards ranging from 17.5 to 35 percent, respectively, and 50 to 100 percent (50 to 100 percent for Mr. Molen), respectively, of their annual base salaries. For 1996, target level awards required a minimum equivalent EPS of $0.40. Awards earned for 1996 are payable one-third in 1997, one-third in 1998 and one-third in 1999. The 1998 and 1999 payments may be reduced to zero if the Company's actual earnings for each immediately preceding year are less than the then established targets for such years. Based on 1996 EPS of $0.48 for 1996, Mr. Molen received a target award of $70,833.

STOCK OPTIONS

     Under the Company's 1988 Stock Option Plan and Restricted Share Plan ("1988 Plan"), stock options may be granted by the Committee to the Company's Executive Officers and other key managers. The Committee sets guidelines for the size and frequency of awards of stock option grants which are based upon the employee's position and base salary. Mr. Molen and all other Executive Officers are eligible to receive an annual grant equal to approximately 85 percent of their base salary (subject to eligibility for additional options as described below) divided by the closing price of the Common Stock on the New York Stock Exchange on the date of grant. Stock options are granted to Executive Officers with an exercise price equal to the closing market price of the Common Stock on the date of grant and currently become exercisable in three equal, annual installments commencing three years from the date of grant. This approach is designed to motivate the creation of Shareholder value over the long term since the full benefit of the compensation package cannot be realized unless Common Stock price appreciation occurs. In June, 1996, Mr. Molen received options to purchase 100,000 shares of Common Stock with an exercise price of $13.50 per share, exercisable ratably over a three-year period beginning in June, 1998. Pursuant to the Transition Agreement, no additional options will be granted to Mr. Molen under the 1988 Plan or any successor plan through December 31, 1998. As of January 2, 1997, Mr. Molen beneficially owned 143,588 shares of Common Stock.

     Upon acceptance of employment with the Company, Mr. Don R. Graber, President and Chief Operating Officer, was awarded a restricted share grant of 90,000 shares of Common Stock at a purchase price of $1.00 per share, exercisable ratably over a three-year period beginning in July, 1997 and an option to purchase 100,000 shares of Common Stock with an exercise price of $11.25 per share, exercisable ratably over a three-year period beginning in July, 1997. No additional options will be granted to Mr. Graber under the 1988 Plan or any successor plan until 1998.

     In order to align the interests of Shareholders and management, the Board of Directors approved an Executive Stock Ownership program in 1994, commencing in 1995, which sets guidelines for share ownership for Executive Officers and other key personnel. Under the guidelines, in order to be awarded additional stock options, equal to approximately 17 percent of their base salary, the Chief Executive Officer and all other Executive Officers are required to own Common Stock equal to 1.5 times (for the Chief Executive Officer) and 1 to 0.5 times their salaries (for all other Officers), with measured interim ownership goals to be attained over a ten year period.

1993 CEO LONG-TERM PERFORMANCE PLAN

     Under the CEO Plan, Mr. Molen may earn a cash performance award if, and only if, the Company achieves the requisite Total Shareholder Return (as defined in the CEO Plan to include the annual rate of growth of the Common Stock and dividends paid on such stock) on a Beginning Share Price (as defined in the CEO
Plan) during the applicable performance period. For the performance period beginning January 1, 1993, and ended December 31, 1996, the Beginning Share Price was $16.25 and a Total Shareholder Return of 15 percent or greater was required on December 31, 1996 for the receipt of a performance award by Mr. Molen. A Total Shareholder Return of 15 percent was not achieved for this period and, thus, no award was made.

     Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and returns to Shareholders, a policy the Committee intends to continue.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS(1)

Stephen P. Huffman, Jack D. Michaels, Patrick W. Rooney, Thomas C. Sullivan and Fred G. Wall
---------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph set forth on page 15 shall not be incorporated by reference into any such filings.

              CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS

     The Company, in the ordinary course of business, selected Columbus Circle Investors in 1991 as one of its four investment advisors for Company pension funds. Mr. Donald K. Miller, a Director of the Company, is a Director of PIMCO Advisors L.P., of which Columbus Circle Investors is a sub-partnership. Fees paid to Columbus Circle for services rendered in 1996 aggregated $113,317, which fees were competitive with those offered by other investment advisors providing similar services.

     The Company, through a wholly owned subsidiary, provides certain services in the ordinary course of business to Rust-Oleum Corporation, a subsidiary of RPM, Inc. Mr. Thomas C. Sullivan, a Director of the Company, is the Chairman and Chief Executive Officer of RPM, Inc. During the year ended December 31, 1996, Rust-Oleum Corporation paid $173,185 for such services which were provided on terms, conditions, and prices competitive with those offered to other purchasers of such services.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for 1996 were Fred G. Wall (Chairman), Stephen P. Huffman, Jack D. Michaels, Patrick W. Rooney and Thomas
C. Sullivan, none of whom is or was a current or former officer or employee of the Company or any of its subsidiaries. No Executive Officer of the Company serves as a Director or as a member of a Committee of any company of which any of the Company's Directors are executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER INFORMATION

     The following table shows, for the fiscal years ended December 31, 1994, 1995 and 1996, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated Executive Officers, including Richard L. Molen, the current Chairman and Chief Executive Officer of the Company, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                               --------------------------------------
                                                ANNUAL COMPENSATION                    AWARDS               PAYOUTS
                                         ---------------------------------     -----------------------     ----------
                                                                    OTHER                      NUMBER                       ALL
                                                                   ANNUAL      RESTRICTED        OF                        OTHER
          NAME AND                                                 COMPEN-       STOCK        OPTIONS/        LTIP        COMPEN-
     PRINCIPAL POSITION         YEAR     SALARY(1)    BONUS(1)     SATION(2)    AWARD(S)      SARS(3)      PAYOUTS(4)     SATION(5)
----------------------------    ----     --------     --------     -------     ----------     --------     ----------     -------
Richard L. Molen                1996     $453,114     $417,350     $2,192       $      0      100,000 (3)   $ 70,833      $52,680
  Chairman of the Board         1995      424,996            0      2,184              0       41,286              0      93,914
  and Chief Executive           1994      387,762      171,800      1,550              0       25,351              0      94,507
  Officer
Don R. Graber                   1996      164,616      300,000     50,971       $922,500(3)   100,000 (3)          0       4,292
  President and Chief           1995           --           --         --             --           --             --          --
  Operating Officer             1994           --           --         --             --           --             --          --
Thomas A. Frederick             1996      159,769       87,000      2,039              0       13,449          8,458      14,068
  Vice President-               1995      145,000       25,325      1,974              0       14,086              0      14,397
  Finance and Chief             1994      131,117       60,000      3,286              0       10,379              0      14,145
  Financial Officer
Nancy A. Michaud                1996      151,462       89,700      1,366              0       11,787          8,750      13,825
  Vice President-General        1995      140,000            0      1,826              0       13,600              0      14,533
  Counsel and Secretary         1994      129,577       33,625      1,180              0        8,351              0      13,372
Timothy G. Howard               1996      149,577       85,200      4,535              0       11,787          8,283      11,966
  Vice President-               1995      142,000            0      2,597              0       13,794              0      19,042
  Controller                    1994      133,236       36,650        913              0        8,471              0      19,297

---------------

(1) "Salary" and "Bonus" include amounts that would have been payable currently, but were deferred at an election of an Executive Officer, such as through the Company's 401(k) Savings Plan.

(2) The compensation listed represents the amounts reimbursed to the Named Executive Officers for the payment of taxes, including those paid to Mr. Graber in connection with his relocation on behalf of the Company from Connecticut to Ohio. No perquisites were provided or other personal benefits paid to a Named Executive Officer in 1996 which exceeded the lesser of $50,000 or ten percent of the total annual salary and bonus reported for such Named Executive Officer.

(3) These numbers represent options for shares of the Company's Common Stock granted pursuant to the Company's 1988 Stock Option Plan and Restricted Share Plan. Mr. Molen received grants in 1996 in lieu of option grants in 1997 and 1998. Upon acceptance of employment with the Company, Mr. Don R. Graber, President and Chief Operating Officer, was awarded a restricted share grant of 90,000 shares of Common Stock at a purchase price of $1.00 per share, exercisable ratably over a three-year period beginning in July, 1997 and an option to purchase 100,000 shares of Common Stock with an exercise price of $11.25 per share, exercisable ratably over a three-year period beginning in July, 1997. No additional options will be granted to Mr. Graber under the 1988 Plan or any successor plan until 1998. The value of the restricted shares, as of December 31, 1996, was $1,203,750. When the restricted shares are exercisable and Mr. Graber subscribes for them, dividends will be paid on subscribed shares. See the next table labeled "Option Grants in Last Fiscal Year" for more detailed information on such options.

(4) Long Term Incentive Pay consists of amounts paid to each of the Named Executive Officers under the Company's Long-Term Incentive Plan discussed later in this Proxy Statement under the table labeled "Long Term Incentive Plans."

(5) "All Other Compensation" includes (i) Company contributions to the Company's 401(k) Savings Plan in the amount of $3,166 each for Richard L. Molen and Thomas A. Frederick; $3,029 for Nancy A. Michaud; and $2,989 for Timothy G. Howard to match 1996 pre-tax elective deferral contributions (included under "Salary" and "Bonus") made by each Named Executive Officer to such plan;
    (ii) amounts distributed of $30,000, $6,000, $6,300, and $5,000 under the Company's Capital Accumulation Plan to Richard L. Molen, Thomas A. Frederick, Nancy A. Michaud, and Timothy G. Howard, respectively, and accrued interest of $10,452, $1,199, $1,467, and $985 (being interest earned in excess of 120 percent of the applicable federal long term rate provided under Section 1274(d) of the Internal Revenue Code of 1986, as amended), by Richard L. Molen, Thomas A. Frederick, Nancy A. Michaud, and Timothy G. Howard, respectively, on the Company's Capital Accumulation Plan (Richard L. Molen and Timothy G. Howard deferred salary in 1986, and Thomas A. Frederick and Nancy A. Michaud deferred salary in 1987 pursuant to such plan); and
    (iii) the principal amounts of $9,062, $4,292, $3,703, $3,029, and $2,992 credited by the Company for Richard L. Molen, Don R. Graber, Thomas A. Frederick, Nancy A. Michaud, and Timothy G. Howard, respectively, pursuant to the Company's Special Deferred Compensation Agreements. Refer to "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" later in this Proxy Statement for descriptions of such special deferred compensation agreements.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1988 Stock Option Plan and Restricted Share Plan ("1988 Plan") to the Named Executive Officers for the year ended December 31, 1996, all of which are reflected in the Company's Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                      ----------------------
                                        % OF
                                        TOTAL                                        POTENTIAL REALIZABLE VALUE
                          NUMBER       OPTIONS                                        AT ASSUMED ANNUAL RATES
                            OF         GRANTED                                             OF STOCK PRICE
                        SECURITIES       TO        EXERCISE                              APPRECIATION RATES
                        UNDERLYING    EMPLOYEES     OR BASE                              FOR OPTION TERM(6)
                         OPTIONS      IN FISCAL    PRICE PER     EXPIRATION    --------------------------------------
        NAME            GRANTED(1)      YEAR       SHARE(2)         DATE           0%            5%           10%
---------------------   ----------    ---------    ---------     -----------   ----------    ----------    ----------
Richard L. Molen.....     100,000       19.11%      $13.500(3)    06/13/06      $       0    $  849,008    $2,151,552
Don R. Graber........     100,000       19.11%       11.250(4)    07/25/06              0       707,506     1,792,960
                           90,000       17.19%        1.000(4)    07/25/06        922,500     1,559,252     2,536,161
Thomas A. Frederick..      13,449        2.57%       13.750(5)    12/12/06              0       116,298       294,721
Nancy A. Michaud.....      11,787        2.25%       13.750(5)    12/12/06              0       101,926       258,300
Timothy G. Howard....      11,787        2.25%       13.750(5)    12/12/06              0       101,926       258,300

---------------

(1) The options were granted pursuant to the Company's 1988 Plan which was approved by the Shareholders. All options granted under the 1988 Plan in 1996 are non-qualified stock options. No stock appreciation rights were granted under the 1988 Plan in 1996.

(2) Upon a change in control (as defined in the 1988 Plan), all options then outstanding become fully and immediately exercisable and the then outstanding option of an employee whose employment is terminated, except for cause, within three months of such change in control shall remain exercisable for three months from the date of such termination, but not after the expiration of the exercise period. Those employees who terminate employment due to disability or retirement may exercise non-qualified stock options after such termination of employment until the latter of (a) one year after the first exercise date for the last shares to become exercisable under the terms of the option grant, or (b) three years after the date of the employee's termination of employment. Under the 1988 Plan, upon the death of an employee or a retired or disabled former employee, all options under the 1988 Plan shall remain exercisable for six months following the date of death. Except as set forth above, upon termination of employment, all options terminate.

(3) Pursuant to the Transition/Consulting Compensation Agreement between the Company and Mr. Molen (see Employment Contracts and Termination of Employment and Change-in-Control Arrangements on page 17 herein), no additional options will be granted to Mr. Molen under the 1988 Plan or any successor plan from June, 1996 through December 31, 1998. The Common Stock closing market price on date of grant, June 13, 1996, was $13.50. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of delivery or by a combination of cash and Common Stock. The options become exercisable ratably over a three-year period beginning in 1998.

(4) Upon acceptance of employment with the Company, Mr. Don R. Graber, President and Chief Operating Officer, was awarded a restricted share grant of 90,000 shares of Common Stock at a purchase price of $1.00 per share, exercisable ratably over a three-year period beginning in July, 1997 and an option to purchase 100,000 shares of Common Stock at the closing market price on date of grant, July 25, 1996, of $11.25, exercisable ratably over a three-year period beginning in July, 1997. No additional options will be granted to Mr. Graber under the 1988 Plan or any successor plan until 1998.

(5) The Common Stock closing market price on date of grant was $13.750. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of delivery or by a combination of cash and Common Stock. The options become exercisable ratably over a four-year period beginning in 1997.

(6) Calculated on option terms of ten years beginning June 13, 1996 through June 13, 2006, with annual compounding for options granted to Mr. Molen; calculated on option terms of ten years beginning July 25, 1996 through July 25, 2006, with annual compounding for options granted to Mr. Graber; and calculated on option terms of ten years beginning December 12, 1996 through December 12, 2006 for options granted to Messrs. Frederick and Howard, and Ms. Michaud. The dollar amounts under these columns are the result of calculations at the zero percent, the five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended December 31, 1996, and unexercised options held as of December 31, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                               NUMBER OF      VALUE REALIZED          OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS
                                SHARES       (MARKET PRICE AT            YEAR-END(1)               AT FISCAL YEAR-END(1)(2)
                               ACQUIRED       EXERCISE LESS      ----------------------------    ----------------------------
           NAME               ON EXERCISE    EXERCISE PRICE)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------   -----------    ----------------    -----------    -------------    -----------    -------------
Richard L. Molen...........      98,783          $341,429           30,441         183,649         $     0       $   221,679
Don R. Graber..............           0                 0                0         190,000               0         1,516,250
Thomas A. Frederick........       1,969             9,217            4,761          41,431           5,133            55,897
Nancy A. Michaud...........         562             1,078            3,362          36,028               0            53,279
Timothy G. Howard..........           0                 0           24,091          37,337          88,845            52,196

---------------

(1) The number of unexercised options includes options granted under the Company's 1984 Stock Option Plan ("1984 Plan") (after December, 1987, no further options or stock appreciation rights ("SARs") were granted under the 1984 Plan); and the 1988 Plan. No SARs were issued or outstanding as of December 31, 1996 under the 1984 Plan or 1988 Plan.

(2) The value of "in-the-money" options is calculated on a per share basis as the amount by which the fair market value of a share of the underlying Common Stock represented by an option exceeds, as of December 31, 1996, the per share exercise price of the option.

LONG-TERM INCENTIVE PLANS

     The following table provides information concerning awards made to the Named Executive Officers during the last fiscal year under the Company's Long-Term Incentive Plan ("LTIP"). Payments made under the LTIP in the year ended December 31, 1996 are included in the Summary Compensation Table.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                          NUMBER OF SHARES,         PERFORMANCE OR            NON-STOCK PRICE BASED PLAN
                                UNITS             OTHER PERIOD UNTIL      ----------------------------------
         NAME               OTHER RIGHTS         MATURATION OR PAYOUT     THRESHOLD     TARGET      MAXIMUM
-----------------------   -----------------    ------------------------   ---------    ---------    --------
Richard L. Molen.......          (1)           3 years ending 12/31/99    $117,000     $ 234,000    $468,000
Don R. Graber..........          (1)           3 years ending 12/31/99     100,000       200,000     400,000
Thomas A. Frederick....          (1)           3 years ending 12/31/99      15,575        31,150      62,300
Nancy A. Michaud.......          (1)           3 years ending 12/31/99      13,650        27,300      54,600
Timothy G. Howard......          (1)           3 years ending 12/31/99      13,650        27,300      54,600

---------

(1) The Company's Long-Term Incentive Plan ("Plan") is based on the Company's actual earnings achieved during the period as compared to an earnings' target established by the Compensation Committee prior to the commencement of the award period. The Plan is designed to establish earnings' targets at a level which motivates the Executive Officers to manage the business such that it returns tax affected earnings before interest, minus an asset usage charge, using the Company's weighted average cost of capital, at a level that exceeds the Company's cost of capital. Any award earned for 1997 is payable one-third in 1998; one-third in 1999; and the balance in 2000. The 1999 and 2000 payments may be reduced to zero if the Company's actual earnings for the immediately preceding year fall short of the established target.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total Shareholder return on its Common Stock with the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Leisure Time Products Index ("Leisure Index") for the five-year period ended December 31, 1996:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               HUFFY CORPORATION, S&P 500, AND LEISURE INDEX*(1)

        Measurement Period
      (Fiscal Year Covered)                  Huffy              S&P 500          Leisure Index
1991                                           100                 100                 100
1992                                         74.38              107.43              129.32
1993                                         86.16              118.11              143.24
1994                                         71.51              119.63              141.53
1995                                         49.89              164.03              188.66
1996                                         72.56              203.73              235.34

* Assumes $100 invested on December 31, 1991 in Company Common Stock, the S&P 500 and the Leisure Index and the reinvestment of dividends.

(1) The Leisure Index used for the year ended December 31, 1996 was discontinued. Thus, the Company has adopted the Standard & Poor's Leisure Time Products Index.

PENSION PLAN TABLE

     The Company's Salaried Employees' Retirement Plan (the "Retirement Plan") is a defined benefit pension plan which provides benefits to salaried employees not otherwise covered under another pension plan of the Company. The following table shows the estimated annual benefits (assuming payments made on the normal life annuity with 12 months certain) payable upon retirement at age 65 to an employee in specified compensation and years of service classifications.(1)

                                        YEARS OF SERVICE
                -----------------------------------------------------------------
COMPENSATION       15            20            25            30            35
-----------     ---------     ---------     ---------     ---------     ---------
$   100,000     $  21,022     $  27,196     $  33,370     $  39,544     $  39,544
    250,000        54,772        72,196        89,620       107,044       107,044
    500,000       111,022       147,196       183,370       219,544       219,544
    750,000       167,272       222,196       277,120       332,044       332,044
  1,000,000       223,522       297,196       370,870       444,544       444,544
  1,250,000       279,772       372,196       464,620       557,044       557,044
  1,500,000       336,022       447,196       558,370       669,544       669,544

---------------

(1) The Internal Revenue Code of 1986, as amended (the "Code"), places certain limitations on the annual pension benefits which can be paid from the Retirement Plan. Such limitations are not reflected in the table. This table reflects the total aggregate benefits payable annually upon retirement under both the Retirement Plan and the Company's Supplemental/Excess Benefit Plan ("Benefit Plan"), which is discussed below. The Benefit Plan requires an offset of one-half of the Social Security primary insurance amount ("PIA"), and such amount has been deducted from the figures in the table. The PIA amount used in developing the above figures is $15,912. Thus, the offset is $7,956 for a person with 30 or more years of service.

     Monthly benefits upon normal retirement (age 65) are the sum of (i) 0.9 percent of final average monthly compensation (as defined under the Retirement Plan to include salary, incentive compensation, commissions and overtime pay and based upon the highest three consecutive years in the last ten) up to the monthly Social Security Covered Compensation Amount, plus 1.3 percent of the amount by which final average monthly compensation exceeds the monthly Social Security Covered Compensation Amount, times years of service (to a maximum of 30 years) and (ii) .075 percent of final average monthly compensation (to a maximum of $4,166.67) times years of service (to a maximum of 20 years). Additional provisions for early retirement are included. Mr. Molen has 28 years of credited service, Mr. Graber has 0 years of credited service, Mr. Frederick has 10 years of credited service, Ms. Michaud has 10 years of credited service, and Mr. Howard has 23 years of credited service.

     The Company has established the Benefit Plan which provides additional benefits to participants in the Retirement Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Code and Section 2004 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Under the Benefit Plan, Executive Officers and certain key employees will receive at the same time and in the same form as benefits paid under the Retirement Plan, additional benefits in a monthly amount which, when added to the benefits paid to the participant under the Retirement Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Code and ERISA to the extent such limitations apply, and the amount by which the sum of 45 percent of final average monthly compensation (as defined under the Benefit Plan to include salary and bonus and based upon the highest three years in the last ten) less 50 percent of the monthly PIA payable under Social Security, with the difference prorated for less than 30 years of service, plus $2,500 per year, exceeds benefits payable only under the Retirement Plan. The Benefit Plan also provides that Executive Officers and certain key employees will be provided benefits beginning at age 58, in an amount equal to such participants' then accrued benefits without actuarial reduction for early commencement in the event of (i) a "change-in-control" of the Company, as defined in the Benefit Plan, and (ii) subsequent termination of employment. Except as noted in the preceding sentence, benefits under the Benefit Plan will be reduced to an actuarial equivalent to reflect early distribution in the same manner as benefits under the Retirement Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     There are no employment contracts between the Company and any Executive Officers of the Company.

     The Named Executive Officers and certain other key employees of the Company each have a Special Deferred Compensation Agreement pursuant to which on each January 1 the Company credits to an account for such employee an amount equal to two percent of the aggregate of the base salary paid in the preceding calendar year and bonus paid or credited to such employee under the Profit Sharing Bonus Plan for preceding calendar year results. The aggregate amount in such account is to be paid to the employee, subject to certain forfeitures, following termination of employment. Such amounts for calendar year 1996 have been included in the Summary Compensation Table.

     Named Executive Officers, except for Don R. Graber, have deferred compensation and receive benefits under the Company's Capital Accumulation Plan (the "Capital Accumulation Plan") adopted in 1985. No current compensation is being deferred by Executive Officers under the Capital Accumulation Plan at the present time. Based upon the amount of such compensation deferred in 1985, 1986, and 1987, the Company has agreed to pay certain annual amounts (a) on the first day of each of the eighth through eleventh years following the deferral to each such participant and (b) generally beginning at age 65 or upon retirement, whichever occurs later, to each such participant or to designated beneficiaries upon such participant's death after retirement, until such participant reaches (or would have reached) age 80. These annual amortized amounts will be calculated on the basis of attributing from 19 to 24 percent per annum interest to the deferrals, with each payment under clause (a) above equaling the amount of the original deferral. A lump sum benefit equal to any remaining balance of deferred amounts, with annual interest at the rate noted below, will be paid in lieu of any annual benefits if (i) a participant terminates employment with the Company other than by death or disability prior to retirement (10 percent interest) or the Company terminates the participant's employment for certain reasons other than cause or competing with the Company (20 percent interest);
(ii) a participant dies prior to retirement (20 percent interest); or (iii) the Capital Accumulation Plan is terminated by the Company because a change in federal or state laws, or judicial or administrative interpretation thereof, has materially affected its cost to the Company (20 percent interest). The Company will make supplemental pension payments to persons participating in the Capital Accumulation Plan to the extent pension benefits are reduced due to participation in such plan. Distributions made and interest accrued in excess of 120 percent of the applicable federal long term interest rate provided under
Section 1274(d) of the Code for the benefit of the Named Executive Officers have been included in the Summary Compensation Table.

     Thomas A. Frederick, Don R. Graber, Nancy A. Michaud and Richard L. Molen have each entered into a severance agreement with the Company pursuant to which the Company has agreed to provide an irrevocable letter of credit from a commercial bank (or to fund an escrow account if such letter of credit cannot be promptly issued) in the event a change-in-control (as defined in the agreements) of the Company is threatened. The letter of credit is to be for an amount equal to three times the sum of each such person's current annual salary, bonus award for the most recently completed fiscal year, and Long-Term Incentive Compensation Plan award for the most recently completed period, plus two times the Company's cost of current benefits for three years (unless the Company agrees to provide the same) and a gross up amount for applicable excise taxes, if any. If the employment of said person terminates, for any reason other than disability, retirement or death, within two years after a change-in-control of the Company occurs, the person or the person's beneficiaries shall be entitled to the above described amount in a lump sum payment. If proper de-mand for such payment is not made within two years from the date of the change-in-control event, the Company may terminate the letter of credit or withdraw the funds in the escrow account. If such person's employment is terminated prior to the occurrence of a change in control of the Company, payment under the severance agreement is forfeited.

     Timothy G. Howard has entered into a severance agreement with the Company which would require the Company to immediately fund an escrow account for him in the event a change-in-control (as defined in the agreement) of the Company is threatened. In such event, the Company must deposit into such account for his benefit an amount equal to two times the sum of his or her current annual salary, bonus award for the most recently completed year, and the Long-Term Incentive Compensation Plan payment awarded, or to be awarded, determined by whichever date is nearest to the date of the occurrence requiring the escrow deposit. If such employee's employment terminates, for any reason other than disability, retirement, or death, within two years after a change-in-control of the Company occurs, then such employee shall be entitled to benefit payments from such escrow in the aggregate amount described above. Payment of such escrow fund amount shall be made in 24 monthly installments. The escrow account shall terminate and all funds therein shall be returned to the Company two years following deposit of said funds in the escrow account if proper demand for said funds is not made by such employee under the terms of the severance agreement. If such employee's employment is terminated prior to the occurrence of a change-in-control of the Company, escrow payments are forfeited.

     Mr. Molen receives benefits under a Restricted Stock Unit Program (the "COO Program") dated January 1, 1987, whereby he received grants of 11,250 restricted units (adjusted to reflect subsequent stock splits) on January 1, 1987, 1988, 1989, 1990, and 1991. When earned, a restricted unit is equivalent to a share of the Company's Common Stock valued at fair market value (as defined in the COO Program). The restricted units fully vest on January 1, 1997, 1998, 1999, 2000, and 2001, respectively, subject to (i) earlier vesting due to, among other things, a change-in-control of the Company (as described in the COO Program), and (ii) forfeiture due to, among other things, termination for cause. Upon grant, the restricted units accumulate additional restricted units equal to dividends paid on the Company's Common Stock. Once vested, the then actual value of each restricted unit will be paid in cash. The COO Program requires Mr. Molen not to compete with the Company for a period of five years following termination of his employment.

     Mr. Molen also may receive benefits under the 1993 CEO Long-Term Performance Plan ("CEO Plan"), effective January 1, 1993. Under the CEO Plan, Mr. Molen may earn a performance award in the form of a cash payment if, and only if, the Company achieves the requisite Total Shareholder Return (as defined in the CEO Plan to include the annual rate of growth of the Common Stock and the dividends paid on such stock) on a Beginning Share Price (as defined in the CEO
Plan) during the applicable performance period. Five performance periods were established, three of which began January 1, 1993, and end December 31, 1995, 1996, and 1997, respectively. The fourth and fifth performance periods began January 1, 1994, and 1995, respectively, and end December 31, 1998, and 1999, respectively. For the performance period beginning January 1, 1993 and ended December 31, 1996, the Beginning Share Price was $16.25 and a Total Shareholder Return of 15 percent or greater was required at the end of the performance period for the receipt of a performance award by Mr. Molen. A Total Shareholder Return of 15 percent was not achieved for this period, and, thus, no award was made. The Compensation Committee of the Board of Directors administers the CEO Plan. In the event Mr. Molen ceases to be employed by the Company for any reason other than death, permanent disability or change of control (as defined in the CEO Plan) prior to completion of a performance period, the performance award will be forfeited, and no payment with respect thereto shall be made to Mr. Molen unless determined otherwise by the Compensation Committee. In the event of
(a) death or permanent disability, or (b) a change of control, subsequent to which Mr. Molen's employment is terminated, Mr. Molen, or his estate, as the case may be, will be entitled to receive pay-ment with respect to the performance award(s) for the performance period(s) ending the last day of the calendar year in which the death, disability or change of control occurs.

     Mr. Molen entered into a Transition/Consulting Compensation Agreement (the "Transition Agreement"), dated June 13, 1996, as part of a planned management transition pursuant to which he will retire on December 31, 1998. As part of such Transition Agreement, Mr. Molen's annual base salary was fixed to such retirement date at $525,000 and Mr. Molen received a final stock option grant of 100,000 non-qualified stock options under the 1988 Plan (see page 13
Option Grants in Last Fiscal Year). Mr. Molen will be entitled to participate in all other Officer/employee plans in accordance with their terms until retirement. Subsequent to his retirement, Mr. Molen shall provide consulting services to the Company in 1999 and 2000 and will receive as annual consulting fees in an amount equal to 66 2/3% and 33 1/3%, respectively, of his base salary on December 31, 1998. Subject to election by the Board of Directors, Mr. Molen shall continue to serve as Chairman of the Board in 1999 and 2000.

     In connection with his acceptance of employment with the Company, Don R. Graber entered into an agreement, dated June 11, 1996, as amended, whereby he may receive an annual pension benefit of $115,000 per year beginning at age 57 if during his first three years of employment he is involuntarily terminated or an annual pension benefit of $169,118 beginning at age 65 if during his first three years of employment he should become totally and permanently disabled. Subsequent to such three year period, Mr. Graber will be vested under the Retirement and Benefit Plans.

     Generally, a "change-of-control" or "change-in-control", with respect to the above-referenced plans and agreements, is the acquisition by another person or persons other than directly from the Company of more than 20 percent of the Company's outstanding shares of Common Stock; a merger, consolidation or other combination of the Company with one or more corporations as a result of which more than 49 percent of the voting stock of the merged, consolidated or combined corporation is held by former shareholders of the corporations other than the Company; a tender offer for, or a request for invitations for the tender of, shares of Common Stock of the Company by any person; or the election to the Board of Directors of the Company by the Shareholders of two or more persons not nominated as candidates for the Board of Directors in proxy statements furnished during such period on behalf of the Board of Directors of the Company.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of KPMG Peat Marwick LLP as independent public accountants for the Company for calendar year 1997, subject to ratification by the Shareholders and any future contingencies that may require reconsideration. The firm of KPMG Peat Marwick LLP has served as independent public accountants for the Company since 1962. The Board of Directors recommends ratification of this appointment although it is not required by law. One or more members of KPMG Peat Marwick LLP will attend the Annual Meeting with an opportunity to make a statement if they desire to do so and to respond to such appropriate questions as may be asked by Shareholders.

     The proposal to ratify the appointment of KPMG Peat Marwick LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy. The Board of Directors recommends a vote for this proposal.

                             SHAREHOLDER PROPOSALS

     Proposals of Shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company by November 7, 1997 for inclusion in the Company's Proxy Statement and proxy relating to the 1998 Annual Meeting of Shareholders.

                                 OTHER MATTERS

     The Board of Directors does not intend to present to the meeting any matters other than those mentioned herein. It does not know of anything that will be presented by other parties. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon according to their discretion and best judgment.

                                            By order of the Board of Directors

                                            /s/ Nancy A. Michaud
                                            ------------------------
                                            Nancy A. Michaud
                                            Secretary

Dayton, Ohio
March 6, 1997

                                  HUFFY CORPORATION
                      PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 25, 1997

P        The undersigned hereby appoints Jack D. Michaels, James F. Robeson and
R        Patrick W. Rooney, and each of them, his or her proxies, with
O        power of substitution, to vote all shares of Common Stock of HUFFY
X        CORPORATION, an Ohio corporation, which he or she may be entitled
Y to vote at the Annual Meeting of Shareholders of said Corporation to be held April 25, 1997, and at any adjournment(s) thereof, on the following matters, all of which are described in the Proxy Statement, receipt of which is hereby acknowledged:
                             Election of Directors, Nominees:
                               (For a term of three years)
                                W. Anthony Huffman,
                                Donald K. Miller,
                                Richard L. Molen,
                                Joseph P. Viviano
                               (For a term of one year)
                                Don R. Graber

    THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF ANY SPECIFICATIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES AND FOR ALL THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD. EXCEPT FOR THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, THE BOARD OF DIRECTORS AT PRESENT KNOWS OF NO BUSINESS OTHER THAN OF A ROUTINE NATURE TO BE BROUGHT BEFORE THE MEETING. IF ANY OTHER BUSINESS IS BROUGHT BEFORE THE MEETING, THIS PROXY WILL BE VOTED ACCORDING TO THE APPOINTED PROXIES' DISCRETION AND BEST JUDGMENT. IF CUMULATIVE VOTING IS ELECTED FOR THE ELECTION OF DIRECTORS, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF SAID PROXIES.

                                                               / SEE REVERSE /
                                                               /    SIDE    /

--------------------------------------------------------------------------------
                                  DETACH CARD

                  DIRECTIONS TO TRUE TEMPER HARDWARE COMPANY

                                   [MAP]

           / X /     PLEASE MARK YOUR                                                                            |
                     VOTES AS IN THIS                                                                            |
                     EXAMPLE.                                                                                    |______


                          WITH-                                      AB-
                    FOR   HELD                        FOR   AGAINST  STAIN
1.  Election of     / /   / /    2. Ratification of   / /   / /      / /
    Directors*                      Appointment of
    (see reverse)                   KPMG Peat Marwick LLP as Independent
                                    Public Accountants for Calendar Year 1997

* (Instruction: to withhold authority                                               (Indicate change of address
   to vote for any individual nominee,                                                 in the space below and
   write that nominee's name in the                                                   mark the box to the left.)
   space below)                                                                ___________________________________________________

-------------------------------------                                          ___________________________________________________

                                                                               ___________________________________________________

                                                                               The undersigned ratifies all that said proxies, or
                                                                               any of them, or their substitute or substitutes, may
                                                                               lawfully do by virtue hereof, and revokes any
                                                                               proxies heretofore given by the undersigned to
                                                                               vote at said Annual Meeting or adjournment(s)
                                                                               thereof.
                                                       Change   / /
                                                         of
                                                       Address

                                                        Will    / /            Please
                                                       Attend                  indicate
                                                       Annual                  number
                                                       Meeting                 attending:____

    SIGNATURE(S)________________________________________________________ DATE ___________

    SIGNATURE(S)________________________________________________________ DATE ___________
    NOTE: Please sign exactly as name appears opposite. If signing in fiduciary or representative capacity, please give full title as such. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer is required, together with the full corporate name.

-----------------------------------------------------------------------------------------------------------------------------------
                                   DETACH CARD



                               HUFFY CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS

                                ADMISSION TICKET

                           April 25, 1997, 10:00 a.m.
                          True Temper Hardware Company
                              465 Railroad Avenue
                         Camp Hill, Pennsylvania 17011


If you plan to attend the meeting, please check the box and indicate the number attending on the proxy form above. Please detach this card and bring it with you to the meeting for presentation at the door.